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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 2)*
MIND C.T.I. LTD.

(Name of Issuer)
Ordinary Shares, NIS 0.01 nominal value

(Title of Class of Securities)
M7024010
(CUSIP Number)
September 10, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☐      Rule 13d-1(c)

        ☒      Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. M7024010	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)
ADC Telecommunications, Inc. and its wholly-owned subsidiary, ADC Telecommunications Israel, Ltd.

2	CHECK THE APPROPRIATE BOX IF	(a)	☐
	A MEMBER OF A GROUP*	(b)	☐
Not Applicable

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Minnesota / Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
335,446 (see Item 4)

		6	SHARED VOTING POWER
None (see Item 4)

		7	SOLE DISPOSITIVE POWER
335,446 (see Item 4)

		8	SHARED DISPOSITIVE POWER
None (see Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
335,446 (see Item 4)

10	CHECK BOX If THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.6%

12	TYPE OF REPORTING PERSON*
CO

Item 1.

(a)	Name of Issuer
MIND C.T.I. Ltd.

(b)	Address of Issuer's Principal Executive Offices
Industrial Park, Building 7, Yoqneam 20692, Israel

Item 2

(a)	Name of Person Filing
ADC Telecommunications, Inc. and its wholly-owned subsidiary, ADC Telecommunications Israel, Ltd.

(b)	Address of Principal Business Office or, if none, Residence
13625 Technology Drive, Eden Prairie, MN 55344

(c)	Citizenship
Minnesota—Israel

(d)	Title of Class of Securities
Ordinary shares, NIS 0.01 nominal value

(e)	CUSIP Number
M7024010

Item 3.	If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the filing person is a:
Not applicable

Item 4. Ownership:

(a)	Amount beneficially owned:
335,446

(b)	Percent of class:
1.6%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote
335,446

(ii) Shared power to vote or to direct the vote
None

(iii)	Sole power to dispose or to direct the disposition of
335,446

(iv)	Shared power to dispose or to direct the disposition of
None

Item 5. Ownership of Five Percent or Less of a Class:

        This statement is being filed to report the fact that the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

        Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        Not Applicable.

Item 8. Identification and Classification of Members of the Group:

        Not Applicable.

Item 9. Notice of Dissolution of Group:

        Not Applicable.

Item 10. Certification:

        Not Applicable.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 11, 2002
Date

/s/ GOKUL V. HEMMADY
Signature

Gokul V. Hemmady Vice President and Treasurer ADC Telecommunications, Inc.
Name/Title

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  Item 1.
  Item 2
Item 3.
  Item 4. Ownership
  Item 5. Ownership of Five Percent or Less of a Class
  Item 6. Ownership of More Than Five Percent on Behalf of Another Person
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
  Item 8. Identification and Classification of Members of the Group
  Item 9. Notice of Dissolution of Group
  Item 10. Certification
SIGNATURE